Exhibit 99.1
Oceaneering Reports Record Fourth Quarter and Annual Earnings
— Year-Over-Year Quarterly Earnings Increase Over 50%
— Annual Earnings Increase 45%
— Annual Earnings Rise for the Fourth Consecutive Year
February 20, 2008 – Houston, Texas – Oceaneering International, Inc. (NYSE:OII) today reported record fourth quarter and annual earnings for the periods ended December 31, 2007. Annual earnings increased for the fourth consecutive year.
During the fourth quarter of 2007, on revenue of $481.6 million, Oceaneering generated net income of $45.5 million, or $0.81 per share. During the corresponding period in 2006, Oceaneering reported revenue of $342.4 million and net income of $29.8 million, or $0.54 per share. For the year 2007, Oceaneering reported net income of $180.4 million, or $3.24 per share, on revenue of $1.7 billion. Net income for 2006 was $124.5 million, or $2.26 per share, on revenue of $1.3 billion.
Summary of Results
(in thousands, except per share amounts)

	Three Months Ended			Year Ended
	December 31,		Sept. 30,	December 31,
	2007	2006	2007	2007	2006
Revenue	$481,611	$342,363	$485,424	$1,743,080	$1,280,198
Gross Margin	110,160	75,622	117,513	413,285	296,121
Operating Income	74,184	47,882	85,605	289,623	194,336
Net Income	45,482	29,844	53,853	180,374	124,494

Diluted Earnings Per Share	$0.81	$0.54	$0.96	$3.24	$2.26

Weighted Average Number of Diluted Shares	55,934	55,349	55,821	55,755	54,991
Quarterly net income increased $15.6 million year-over-year and annual net income rose $55.9 million largely as a result of higher operating income performances from Remotely Operated Vehicles (ROV), Subsea Products, Subsea Projects, and Inspection.
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T. Jay Collins, President and Chief Executive Officer, stated, “Results for the fourth quarter and the year were outstanding. We achieved record earnings for the fourth consecutive year. Our earnings growth was driven by our strategic focus on providing services and products to support deepwater and subsea completion activity. Additionally, we benefited from performing Gulf of Mexico hurricane damage projects.
“Four of our oilfield businesses achieved record annual operating income performances. These accomplishments were attributable to demand growth within our offshore oilfield service and product markets, the business expansion strategy we have in place, and exceptional operational execution. The market environment was such that we were able to achieve strong utilization of our assets at favorable prices.
“ROVs achieved record annual results as our average revenue per day-on-hire surpassed the $8,750 mark. Operating income rose 30%. Compared to 2006, our average ROV pricing was up 16% and the number of ROV days on hire grew by 12% as we increased our fleet size and utilization rate.
“Subsea Products operating income rose over 70% in 2007 on increased sales of our specialty subsea products and umbilicals. Operating margin increased from 15% to a record high 18%. We improved OIE product pricing and manufacturing execution through our continuous improvement initiatives. We also benefited from increased throughput and the resolution of 2006 startup problems at our U.S. umbilical manufacturing plant. At year-end our backlog was $338 million.
“Subsea Projects operating income increased more than 55% on the strength of our increased participation in hurricane damage projects in the GOM. We continued to benefit from excellent pricing and utilization for our vessel and diving assets. Additionally, during the year we profited from adding a second saturation diving system, upgrading one of our deepwater vessels, and chartering two dynamically positioned vessels and a barge.
“Inspection achieved record financial results due to increased demand in all of the geographic markets we serve and our success in selling more value-added services and improving pricing. Operating income grew by over 50%.
“During the year we invested approximately $234 million, including $122 million to upgrade and increase the size of our ROV fleet and $66 million to expand our Subsea Products manufacturing and rental service capabilities. These capital investments position Oceaneering for increased profitability in the years ahead. At year-end our debt-to-capitalization was 18% and we remain committed to using our resources to continue our growth strategy.
“Our fourth quarter performance included anomalies reported in two of our business segments. Subsea Products operating income margin declined to 14% from the 21% achieved in the third quarter as we had to re-manufacture an umbilical in the U.K., which initially failed to meet specifications. Additionally, margin was eroded by an umbilical job in Brazil, awarded in 2005 but delayed by the customer until 2007. The contract for this job did not contain adequate protection against escalation in raw material costs and the devaluation of the dollar over the longer-than-anticipated contract period. Variation orders to increase the sales price for these jobs have been submitted; however, there can be no assurance that these requests will be approved by the customers. Mobile Offshore Production Systems reported an operating loss as we incurred $2.8 million of costs to mobilize the Ocean Pensador from the
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U.S. to Southeast Asia. We moved the tanker to better position it in the market place. It is now closer to several shipyards capable of modifying it, either for us or another company should we choose to sell it.
“During 2008 we expect to benefit from our 2006 and 2007 Subsea Products investments, which increased our manufacturing capacity and rental service capabilities. For ROVs, we anticipate continued pricing improvement and expansion of our fleet to meet rising customer demand. Subsea Projects operating income is projected to decline as we foresee decreasing demand for our shallow-water vessel and diving services as hurricane damage projects near completion. Additionally, four of our six company-owned vessels will be temporarily out of service during the year undergoing mandatory regulatory drydock inspections.
“We continue to project record EPS for 2008 in the range of $3.50 to $3.80. We anticipate the 2008 growth in EPS will be led by operating income improvements in Subsea Products and ROVs. For the first quarter of 2008, we are forecasting EPS of $0.65 to $0.75. This is consistent with our historical quarterly earnings percentage distribution, as our first quarter EPS performance has been the lowest quarter in each of the past six years and usually lower than the fourth quarter of the previous year.
“Looking beyond 2008, we anticipate demand for our deepwater services and products will continue to rise and, consequently, believe our business prospects for the next several years are excellent.”
Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward looking. The forward-looking statements in this press release include the statements concerning Oceaneering’s: assessment that its 2007 capital investments position Oceaneering for increased profitability in the years ahead; expectation of achieving the estimated record EPS range in 2008; anticipation that 2008 earnings growth will be led by operating income improvements in Subsea Products and ROVs and the factors expected to result in those improvements; projection that Subsea Projects operating income in 2008 will decline and the factors expected to cause the decline; forecasted first quarter and full-year 2008 EPS ranges; and anticipation that demand for its deepwater services and products will continue to rise and belief that its business prospects for the next several years are excellent. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on current information and expectations of Oceaneering that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: industry conditions; prices of crude oil and natural gas; Oceaneering’s ability to obtain and the timing of new projects; and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. These and other risks are more fully described in Oceaneering’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission.
Oceaneering is a global oilfield provider of engineered services and products primarily to the offshore oil and gas industry, with a focus on deepwater applications. Through the use of its applied technology expertise, Oceaneering also serves the defense and aerospace industries.
For further information, please contact Jack Jurkoshek, Director Investor Relations, Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041; Telephone 713-329-4670; Fax 713-329-4653; www.oceaneering.com. A live webcast of the Company’s earnings release conference call, scheduled for February 21, 2007 at 10:00 a.m. Central Time, can be heard at www.companyboardroom.com (enter ticker OII).
PR 996
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OCEANEERING INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	Dec. 31, 2007	Dec. 31, 2006
	(in thousands)
ASSETS
Current Assets (including cash and cash equivalents of $27,110 and $26,228)	$670,569	$523,645
Net Property and Equipment	638,107	523,707
Other Assets	222,764	194,670

TOTAL ASSETS	$1,531,440	$1,242,022

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities	$338,975	$279,706
Long-term Debt	200,000	194,000
Other Long-term Liabilities	77,155	71,552
Shareholders’ Equity	915,310	696,764

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,531,440	$1,242,022

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Year Ended
	Dec. 31,	Dec. 31,	Sept. 30,	December 31,
	2007	2006	2007	2007	2006
	(in thousands, except per share amounts)
Revenue	$481,611	$342,363	$485,424	$1,743,080	$1,280,198
Cost of Services and Products	371,451	266,741	367,911	1,329,795	984,077

Gross Margin	110,160	75,622	117,513	413,285	296,121
Selling, General and Administrative Expense	35,976	27,740	31,908	123,662	101,785

Income from Operations	74,184	47,882	85,605	289,623	194,336
Interest Income	630	470	316	1,198	730
Interest Expense	(3,831)	(3,470)	(4,400)	(15,333)	(12,920)
Equity earnings of unconsolidated affiliates, net	767	1,336	1,022	4,030	12,051
Other Income (Expense), net	(1,778)	(902)	(69)	(2,020)	(3,302)

Income before income taxes	69,972	45,316	82,474	277,498	190,895
Provision for Income Taxes	24,490	15,472	28,621	97,124	66,401

Net Income	$45,482	$29,844	$53,853	$180,374	$124,494

Diluted Earnings per Share	$0.81	$0.54	$0.96	$3.24	$2.26
Weighted average number of common shares and equivalents	55,934	55,349	55,821	55,755	54,991
The above Condensed Consolidated Balance Sheets and Consolidated Statements of Income should be read in conjunction with the Company’s latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

SEGMENT INFORMATION

		For the Three Months Ended			For the Year Ended
		Dec. 31,	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,
		2007	2006	2007	2007	2006
		($ in thousands)
Remotely Operated Vehicles
	Revenue	$145,945	$113,867	$141,887	$531,381	$410,256
	Gross margin	$47,563	$36,265	$45,712	$168,322	$129,929
	Operating income	$40,259	$31,387	$39,815	$144,242	$111,022
	Operating margin %	28%	28%	28%	27%	27%
	Days available	19,024	16,995	18,779	72,880	66,155
	Utilization	87%	86%	88%	87%	85%

Subsea Products
	Revenue	$154,569	$99,184	$145,186	$521,937	$364,510
	Gross margin	$33,568	$22,663	$40,172	$133,285	$81,380
	Operating income	$21,421	$15,255	$29,786	$92,804	$53,645
	Operating margin %	14%	15%	21%	18%	15%
	Backlog	$338,000	$359,000	$344,000	$338,000	$359,000

Subsea Projects
	Revenue	$73,088	$32,527	$82,989	$257,752	$155,046
	Gross margin	$28,362	$11,477	$31,118	$100,577	$65,119
	Operating income	$26,253	$10,057	$28,954	$92,841	$59,585
	Operating margin %	36%	31%	35%	36%	38%

Inspection
	Revenue	$58,667	$47,520	$58,182	$219,686	$169,014
	Gross margin	$8,886	$6,781	$10,483	$37,195	$28,501
	Operating income	$5,000	$3,149	$6,752	$22,749	$14,946
	Operating margin %	9%	7%	12%	10%	9%

Mobile Offshore Production Systems
	Revenue	$11,260	$14,477	$13,366	$50,103	$52,931
	Gross margin	$(31)	$5,380	$3,049	$12,443	$17,136
	Operating income (loss)	$(315)	$5,030	$2,657	$11,048	$16,001
	Operating margin %	-3%	35%	20%	22%	30%

Advanced Technologies
	Revenue	$38,082	$34,788	$43,814	$162,221	$128,441
	Gross margin	$5,016	$6,062	$7,425	$25,561	$19,862
	Operating income	$1,365	$3,786	$4,139	$14,458	$11,585
	Operating margin %	4%	11%	9%	9%	9%

Unallocated Expenses
	Gross margin	$(13,204)	$(13,006)	$(20,446)	$(64,098)	$(45,806)
	Operating income	$(19,799)	$(20,782)	$(26,498)	$(88,519)	$(72,448)

TOTAL
	Revenue	$481,611	$342,363	$485,424	$1,743,080	$1,280,198
	Gross margin	$110,160	$75,622	$117,513	$413,285	$296,121
	Operating income	$74,184	$47,882	$85,605	$289,623	$194,336
	Operating margin %	15%	14%	18%	17%	15%

SELECTED CASH FLOW INFORMATION
Capital expenditures, including acquisitions		$55,778	$59,496	$66,504	$233,795	$193,842
Depreciation and amortization		$25,110	$21,517	$24,534	$93,776	$80,456